Medication, Perioperative and Blood management software

Contact	James Burgess 913/307-1000 www.mediware.com	Thomas Redington 203/222-7399 212/926-1733 www.redingtoninc.com

MEDIWARE REPORTS FIRST QUARTER FISCAL 2007 RESULTS

Teleconference Call Scheduled For 10:00am EST Today

LENEXA, KS OCT 31, 2006 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) reported total revenue of $8,475,000 for the first quarter of fiscal 2007 ended September 30, 2006, compared to $9,408,000 for the first quarter of fiscal 2006. Operating income for the quarter ended was $36,000 versus $1,069,000 for the prior year quarter. Net income for the quarter just ended was $164,000, or 2 cents per fully diluted share, compared to net income of $737,000, or 9 cents per fully diluted share in the comparable quarter of fiscal 2006.

“Declines in revenue and earnings were primarily due to medication management contract delays; however, our business is responding well to our new focus on growth, profit, customer satisfaction and employee satisfaction,” said James Burgess, Mediware’s president and chief executive officer. “We continue to build the foundation we need for long-term success in the future.”

Among the quarter’s highlights:

—	Increased activity in blood management resulted in higher revenue for the division compared to the previous quarter.

—	The strength of the sales pipeline in all divisions continues to validate the quality of the company’s products and marketing strategy.

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The number and quality of prospects visiting Mediware’s exhibits at recent trade shows has been very encouraging, resulting in significant new business opportunities outside the company’s current customer base.

—	Continued focus on expense management largely offset higher costs resulting from increased amortization and decreased capitalization of software development.

—	The company’s cash continues to grow, to nearly $21M, providing strategic flexibility.

“Acceptance of our HCLL™ blood management suite of products continues, and we expect order flow and installations to continue to accelerate during the coming periods,” noted Burgess. “The new contracts signed this quarter - and the prestige brought by these institutions - is a clear indicator of the strength of our product and position in this market.”

Burgess continued, “Two significant customers recently went live on our medication administration system, MediMAR™, adding important geographic diversity to reference site opportunities. While this division has experienced longer-than-anticipated sales cycles due to a more complex sale, our pipeline is strong and we expect orders for this suite of products to increase in the coming months.”

Mediware will host a teleconference call today at 10:00 am Eastern Time (9:00 am Central Time) to discuss the results. There will be a question-and-answer session directly following the presentation of the results.

To participate in the teleconference, please call 800.722.8946 (International 785.832.2041) five minutes before the scheduled start in order to register for the call. A replay of the call will be available for 10 days at 888.566.0831 (International 402.220.0121).

First Quarter Fiscal 2007 Operating Statement Highlights (in thousands) (unaudited):

	Three Months Ended September 30,
	2006	2005

System Sales	$2,323	$3,180
Services	$6,152	$6,228
Total Revenue	$8,475	$9,408
Expenses	$8,439	$8,339
Operating Income	$36	$1,069
Net Income	$164	$737
Earnings Per Share - Basic	$0.02	$0.09
Earnings Per Share - Diluted	$0.02	$0.09

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of September 30,
	2006	2005

Cash and Cash Equivalents	$20,939	$17,573
Working Capital	$19,202	$14,341
Stockholders’ Equity	$39,064	$35,727

About Mediware
Mediware Information Systems delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. Mediware targets three primary areas of patient care - Medication Management, Perioperative Management and Blood Transfusion, Inventory and Donor Practices - with specialized solutions that are proven in more than 1,000 client installations. Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2006, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

10/30/06